Exhibit 99

Media Contact

Brad Shaw

Gateway, Inc.

(858) 848-3957

brad.shaw@gateway.com

Investor Contact:

Marlys Johnson

Gateway, Inc.

(605) 232-2709

marlys.johnson@gateway.com

Gateway Reports 2003 First Quarter Results

Poway, Calif., April 17, 2003 – Gateway, Inc. (NYSE: GTW) today reported revenue of $844 million for the quarter ending March 31, 2003, compared with $1.06 billion in the fourth quarter and $992 million in the prior year period. The company reported a net loss of $200 million or $0.62 per share, compared with a net loss of $72 million or $0.22 per share in the previous quarter and a net loss of $126 million or $0.39 per share a year earlier. The net loss for the quarter includes a $78 million restructuring charge for expenses associated with the company’s previously announced growth and cost-reduction plans. A significant portion of the increase in the net loss between the first quarter of 2003 and fourth quarter of 2002 is attributable to the reduction in tax benefits in 2003. In 2003, the pretax loss is equivalent to the net loss.

Q1 Highlights

•	The average unit price (AUP), which is defined as total net sales divided by PC units, increased to $1,670, the highest level since the first quarter of 2001. This in part reflects the company’s strategy of providing customers with maximum value across its PC product range rather than competing purely on price.

•	Gateway continued to reduce its operating costs and cost of goods sold (COGS) in support of its $400 million cost reduction program. It remains on target to reduce selling,

general and administrative (SG&A) expenses by an annualized $200 million a year and to save more than $200 million in COGS in 2003.

•	Gateway continued to grow its higher-margin, non-PC offerings with the introduction of two new mid-range servers, the subsequent addition of two rack-mounted servers and the addition of new digital video offerings.

•	Gateway’s popular new 42-inch plasma display retained double-digit market share. As a result of this and continued momentum in sales of services and retail digital solutions, gross margin dollars from sales of non-PC products showed healthy growth from the previous quarter.

•	Customer satisfaction levels finished the quarter at their highest level in more than two years and continue to be the best in the industry, according to Catalina Marketing Research Solutions.

•	Gateway also continued to add depth and world-class leadership and expertise to its management team in the first quarter with the appointment of several new senior executives. This new team is leading Gateway’s transformation from a traditional PC company to an integrator of solutions incorporating existing and new Gateway-branded products that will span more than 15 technology categories by year end.

“Our performance in the first quarter was affected by the weak economic environment as well as our shift to higher value products and services,” said Ted Waitt, Gateway Chairman and Chief Executive Officer. “We’re going through a major transformation of our business, but we are already seeing results – stronger sales of mid to high-end PCs, growth of higher margin, non-PC products and lower costs. Our new management team is pushing hard to reinvent our core PC business, bringing exciting new products to market and continuing to improve our cost structure.”

Quarterly Sales

In the first quarter, Gateway sold 506,000 PCs, down 30 percent sequentially and down 22 percent on a year-over-year basis. As discussed during the company’s March 17 conference call, the reduction in PC sales is largely attributable to a sharpened focus by the company on mid to higher-end PC sales and the evolving integration of Gateway’s sales and marketing efforts. As part of its overall re-engineering, Gateway is re-inventing its PC business model to compete on value for the money in all areas of the PC market, including entry-level price points, while achieving the company’s goal of regaining profitability in its PC business as quickly as possible.

Sales of non-PC products and services were 24 percent of revenue, up from the previous quarter’s 17 percent and the year-earlier period’s 20 percent. Sales of non-PC products and services comprised 90 percent of gross margin dollars compared with 38 percent in the previous quarter and 79 percent in the year-earlier quarter. The sequential increase was due to sales of retail digital solutions, services and plasma TV shipments and lower PC unit sales. Approximately 10 percentage points of the 90 percent described above is a result of the $13 million of restructuring costs included in cost of goods sold.

Pre-Tax Loss

Gross margin was 12.6 percent, which was negatively impacted by 1.5 percentage points due to restructuring costs. This is compared to 12.3 percent in the previous quarter and 12.6 percent a year earlier, the latter of which was negatively impacted by 1.5 percentage points due to restructuring costs.

The company’s selling, general and administrative (SG&A) expenses increased to $308 million, which includes $65 million of restructuring costs. This compares to $249 million in the fourth quarter and $338 million in the year-earlier quarter, the latter of which also included $83 million of restructuring and other special charges.

The company’s pre-tax loss of $198 million includes $78 million related to its restructuring costs. This compares with a loss of $113 million in the previous quarter and a loss of $196 million in the year-earlier quarter, the latter of which included $99 million of restructuring and other special charges.

Gateway has included the above supplemental information concerning restructuring costs and other special charges to assist investors in analyzing Gateway’s financial position and results of operations. Gateway has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core on-going operations.

Outlook

The company remains on track to achieve its previously stated financial objectives for the year. It expects to return to a positive operating cash flow position by year-end and finish fiscal year 2003 with more than $1 billion of cash and marketable securities. As previously stated, the company anticipates reducing annual SG&A expenses in 2003 by $125 million and $200 million annualized and decreasing COGS by $200 million in fiscal 2003.

Conference Call Information

Gateway will host a conference call on Thursday, April 17 at 5:30pm EST. The call will be accessible via live audio webcast at www.gateway.com.

Forthcoming Analyst and Shareholders Events

An analyst meeting will take place as scheduled on May 8 in La Jolla, California. Further information may be obtained by contacting Gateway Investor Relations at investor.relations@gateway.com.

Gateway’s annual shareholders’ meeting will take place in Sioux City, Iowa on May 15. Further information may be obtained from Gateway Investor Relations, or Gateway Media Relations at corporate.communications@gateway.com.

About Gateway

Since its founding in 1985, Gateway (NYSE: GTW) has been a technology and direct marketing pioneer, using its call centers, web site and network of retail stores to build direct relationships with consumers, businesses, government offices, schools and universities. Gateway is America’s second most admired computer company, according to Fortune magazine(1), and its PC products and services received more than 90 awards and honors last year. Its rapidly growing line of Gateway-branded products includes plasma-screen displays, DLP projectors, tablet PCs and systems and networking products and services. For more information, visit www.gateway.com.

(1)	Source: Fortune magazine, March 3, 2003 issue.

Special Note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to transform the company to a technology solutions provider and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; ability to grow in e-commerce; risks of minority equity investments; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; changes in product, customer or geographic sales mix; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update these forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

Gateway, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended March 31
	2003	2002
	(unaudited)
Net sales	$844,451	$992,241
Cost of goods sold	738,217	867,606

Gross profit	106,234	124,635
Selling, general, and administrative expenses	308,347	337,940

Operating loss	(202,113)	(213,305)
Other, net	4,414	17,760

Loss before income taxes	(197,699)	(195,545)
Benefit for income taxes	—	(72,352)

Net loss	$(197,699)	$(123,193)
Preferred stock dividends and accretion	(2,782)	(2,987)

Loss attributable to common stockholders	$(200,481)	$(126,180)

Loss per share:
Basic	$(0.62)	$(0.39)

Diluted	$(0.62)	$(0.39)

Basic weighted average shares outstanding	324,072	323,976

Diluted weighted average shares outstanding	324,072	323,976

Gateway, Inc.

Consolidated Balance Sheet

(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$406,157	$465,603
Marketable securities	809,035	601,118
Accounts receivable, net	141,270	197,817
Inventory	78,880	88,761
Other	263,052	602,073

Total current assets	1,698,394	1,955,372
Property, plant, and equipment, net	414,207	481,011
Intangibles, net	20,965	23,292
Other assets	49,571	49,732

	$2,183,137	$2,509,407

LIABILITIES AND EQUITY:
Current liabilities:
Accounts payable	$229,033	$278,609
Accrued liabilities	291,503	364,741
Accrued royalties	56,405	56,684
Other current liabilities	226,530	240,315

Total current liabilities	803,471	940,349
Other long-term liabilities	135,429	127,118

Total liabilities	938,900	1,067,467
Series C preferred stock	195,994	195,422
Stockholders’ equity	1,048,243	1,246,518

	$2,183,137	$2,509,407